Exhibit 99.1
FOR IMMEDIATE RELEASE
STABILIS ENERGY ANNOUNCES FOURTH QUARTER AND FULL YEAR 2019 RESULTS
Reports Significant EBITDA Improvement as Company Approaches Profitability

Houston, March 12, 2020 — Stabilis Energy, Inc., (“Stabilis”) (OTCQX: SLNG) today reported its financial results for its fourth quarter and full year ended December 31, 2019.
Sequential Quarter Results
For the fourth quarter ended December 31, 2019 (“current quarter”) Stabilis reported revenues of $12.5 million, a 19% increase from the quarter ended September 30, 2019 (“preceding quarter”) primarily due to higher equipment rental charges and the closing of the Company’s business combination with American Electric Technologies (“AETI”) in the preceding quarter. Revenues from Stabilis’ LNG segment increased by $1.3 million in the current quarter due to normal seasonal factors. Gallons delivered decreased by 12% in the current quarter due to the temporary suspension of a customer’s purchases and another customer gaining permanent access to a natural gas pipeline. Utilization of the George West liquefier averaged 64% in the current quarter versus 83% in the preceding quarter.
Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) jumped to $2.2 million in the current quarter, a $1.8 million improvement over the preceding quarter. Net loss for the current quarter narrowed to $0.6 million compared to a net loss of $3.4 million in the preceding quarter.
Calendar Quarter Results
Revenues in the current quarter increased $1.7 million (16%) compared to the quarter ended December 31, 2018 (“prior year quarter”). LNG segment revenues decreased by $0.3 million primarily due to fewer gallons delivered from third party sources resulting from a less active and warmer winter peaking season. Utilization of the George West liquefier averaged 64% in the current quarter versus 55% in the prior year quarter.
Adjusted EBITDA in the current quarter improved by $0.8 million (63%) to $2.2 million. Net loss for the current quarter decreased by $2.4 million compared to the prior year quarter.

Full Year Results
Full year revenues increased by $9.7 million (26%) in 2019 ("current year") primarily due to higher volumes of LNG delivered, increased equipment rental and the impact of the reverse merger with AETI during the year. LNG segment revenues increased by $6.3 million (17%) on higher volumes delivered. LNG gallons delivered increased by 17% and utilization of the George West Plant jumped to 70% in the current year versus 49% in 2018 ("prior year"). Lower average gas prices reduced revenues by approximately $1.2 million in 2019 compared to the prior year.
Adjusted EBITDA increased $3.3 million (104%) in the current year to $6.6 million. Net loss for the current year contracted to $5.5 million compared to a net loss of $11.1 million in the prior year, an improvement of $5.6 million.
The Company generated positive cash flows from operations of $4.0 million during the current year, compared to cash used in operations of $0.4 million in the prior year. Cash on hand at the end of the current year increased to $4.0 million a 219% improvement from the prior year.
“2019 was a transformational year for Stabilis with the integration of Prometheus Energy, Diversenergy and American Electric Technologies into our operations,” said Jim Reddinger, President and Chief Executive Officer. “We believe that the hard work and resulting platform we created in 2019 positions us well to accelerate our growth in 2020. We have a robust pipeline of opportunities and are excited about the future of small-scale LNG and our role in the market.”
Conference Call
Management will conduct a conference call on Friday, March 13, 2020 at 10:00 a.m. eastern time (9:00 a.m. central). Individuals in the United States and Canada who wish to participate in the conference call can access the live webcast at https://www.webcaster4.com/Webcast/Page/2256/33511 or dial +1 844-602-0380.  International callers should dial +1 862-298-0970. A replay of the call will be available until March 20, 2020. Individuals in the United States and Canada who wish to listen to the replay should dial +1 877-481-4010; passcode 33511. International callers should dial +1 919-882-2331; passcode 33511. A replay of the call also will be available on the Stabilis website (www.stabilisenergy.com).
About Stabilis
Stabilis Energy, Inc. is a vertically integrated provider of small-scale liquefied natural gas (“LNG”) production, distribution and fueling services to multiple end markets in North America.  Stabilis has safely delivered over 200 million gallons of LNG through more than 20,000 truck deliveries during its 15-year operating history in the LNG industry, which it believes makes it one of the largest and most experienced small-scale LNG providers in North America.  Stabilis’ customers use LNG as a fuel source in a variety of applications in the industrial, energy, mining, utilities and pipelines, commercial, and high horsepower transportation markets. Stabilis’ customers use LNG as an alternative to traditional fuel sources, such as distillate fuel oil and propane, to lower fuel costs and reduce harmful environmental emissions.  Stabilis’

customers also use LNG as a “virtual pipeline” solution when natural gas pipelines are not available or volumes are curtailed.  To learn more, visit www.stabilisenergy.com.

Cautionary Statement Regarding Forward-Looking Statements
This press release includes "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995 and within the meaning of Section 27a of the Securities Act of 1933, as amended, and Section 21e of the Securities Exchange Act of 1934, as amended. Any actual results may differ from expectations, estimates and projections presented or implied and, consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as "can", "believes," "expects," "could," "will," "plan," "may," "should," "predicts," "potential" and similar expressions are intended to identify such forward-looking statements.
Such forward-looking statements relate to future events or future performance, but reflect the parties' current beliefs, based on information currently available. Most of these factors are outside the parties' control and are difficult to predict. A number of factors could cause actual events, performance or results to differ materially from the events, performance and results discussed in the forward-looking statements. Factors that may cause such differences include, among other things: the future performance of Stabilis, future demand for and price of LNG, availability and price of natural gas, unexpected costs, and general economic conditions.
The foregoing list of factors is not exclusive. Additional information concerning these and other risk factors is contained in our Prospectus filed with the Securities and Exchange Commission on November 8, 2019 and “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part I of our most recent quarterly report on Form 10‐Q, as updated in our subsequent quarterly reports on Form 10‐Q and annual reports on Form 10‐K, which are available on the SEC’s website at www.sec.gov or on the Investors section of our website at www.stabilisenergy.com. All subsequent written and oral forward-looking statements concerning Stabilis, or other matters attributable to Stabilis, or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above. Readers are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made.
Stabilis does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in their expectations or any change in events, conditions or circumstances on which any such statement is based, except as required by law.

Stabilis Energy, Inc. and Subsidiaries
Consolidated Statements of Operations
(in thousands, except share and per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
Revenue
LNG product	$7,372	$8,388	$34,244	$30,200
Rental, service and other	5,115	2,388	12,827	7,142
Total revenues	12,487	10,776	47,071	37,342
Operating expenses:
Cost of LNG product	5,200	6,758	23,489	23,804
Cost of rental, service and other	2,891	1,172	8,437	4,648
Selling, general and administrative expenses	3,267	2,683	11,304	7,350
Depreciation expense	2,379	2,249	9,271	8,822
Total operating expenses	13,737	12,862	52,501	44,624
Loss from operations before equity income	(1,250)	(2,086)	(5,430)	(7,282)
Net equity income from foreign joint ventures' operations:
Income from equity investments in foreign joint ventures	1,070	—	1,257	—
Foreign joint ventures' operations related expenses	(72)	—	(124)	—
Net equity income from foreign joint ventures' operations	998	—	1,133	—
Loss from operations	(252)	(2,086)	(4,297)	(7,282)
Other income (expense):
Interest expense, net	—	(90)	(33)	(122)
Interest expense, net - related parties	(261)	(849)	(1,175)	(4,299)
Other income	36	(54)	97	298
Gain from disposal of fixed assets	(1)	157	16	319
Total other income (expense)	(226)	(836)	(1,095)	(3,804)
Loss before income tax expense	(478)	(2,922)	(5,392)	(11,086)
Income tax expense	78	—	116	—
Net loss	(556)	(2,922)	(5,508)	(11,086)
Net income (loss) attributable to noncontrolling interests	—	42	207	(42)
Net loss attributable to controlling interests	$(556)	$(2,964)	$(5,715)	$(11,044)

Common Stock Data:
Net loss per common share:
Basic and diluted	$(0.03)	$(0.43)	$(0.39)	$(2.42)
Weighted average number of common shares outstanding:
Basic and diluted	16,800,612	6,973,645	14,558,618	4,566,971

EBITDA	$2,162	$266	$5,087	$2,157
Adjusted EBITDA	2,162	1,325	6,562	3,216

Revenues by Segment
(unaudited in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
Revenue
LNG	$10,437	$10,776	$43,650	$37,342
Power Delivery	2,050	—	3,421	—
Total Revenue	$12,487	$10,776	$47,071	$37,342

Gallons Delivered
(unaudited in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
George West	5,787	4,969	25,418	17,855
3rd Party	3,653	4,738	17,115	18,464
Total Gallons Delivered	9,440	9,707	42,533	36,319

Stabilis Energy, Inc. and Subsidiaries
Consolidated Balance Sheets
(in thousands, except share and per share data)

	December 31, 2019	December 31, 2018
Assets
Current assets:
Cash and cash equivalents	$3,979	$1,247
Accounts receivable, net	5,945	4,359
Inventories, net	209	106
Prepaid expenses and other current assets	3,583	2,115
Due from related parties	—	22
Total current assets	13,716	7,849
Property, plant and equipment, net	60,363	66,606
Right-of-use assets	965	—
Goodwill	4,453	—
Investments in foreign joint ventures	10,521	—
Other noncurrent assets	308	250
Total assets	$90,326	$74,705
Liabilities and Equity
Current liabilities:
Current portion of long-term notes payable - related parties	$1,000	$2,500
Current portion of finance lease obligation - related parties	3,440	3,879
Current portion of operating lease obligations	364	—
Short-term notes payable	558	121
Accrued liabilities	5,018	3,035
Accounts payable	4,728	2,562
Total current liabilities	15,108	12,097
Long-term notes payable, net of current portion - related parties	6,077	6,577
Finance lease obligations, net of current portion - related parties	648	3,367
Long-term portion of operating lease obligations	650	—
Total liabilities	22,483	22,041
Commitments and contingencies
Equity:
Preferred Stock; $0.001 par value, 1,000,000 shares authorized, no shares issued and outstanding at December 31, 2019 and December 31, 2018, respectively	—	—
Stockholders’ equity:
Common stock; $0.001 par value, 37,500,000 shares authorized, 16,800,612 and 13,178,750 shares issued and outstanding at December 31, 2019 and December 31, 2018, respectively	17	13
Additional paid-in capital	90,748	68,244
Accumulated other comprehensive loss	(291)	—
Accumulated deficit	(22,631)	(16,916)
Total stockholders’ equity	67,843	51,341
Noncontrolling interest	—	1,323
Total Equity	67,843	52,664
Total liabilities and equity	$90,326	$74,705

Non-GAAP Measures
Our management uses EBITDA and Adjusted EBITDA to assess the performance and operating results of our business. EBITDA is defined as Earnings before Interest (includes interest income and interest expense), Taxes, Depreciation and Amortization. Adjusted EBITDA is defined as EBITDA further adjusted for certain special items that occur during the reporting period, as noted below. We include EBITDA and adjusted EBITDA to provide investors with a supplemental measure of our operating performance. Neither EBITDA nor Adjusted EBITDA is a recognized term under generally accepted accounting principles in the U.S. (“GAAP”). Accordingly, they should not be used as an indicator of, or an alternative to, net income as a measure of operating performance. In addition, EBITDA and Adjusted EBITDA are not intended to be measures of free cash flow available for management’s discretionary use, as they do not consider certain cash requirements, such as debt service requirements. Because the definition of EBITDA and Adjusted EBITDA may vary among companies and industries, it may not be comparable to other similarly titled measures used by other companies. The following table provides a reconciliation of net loss, the most directly comparable GAAP measure, to EBITDA and Adjusted EBITDA (in thousands).

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
Net Loss	$(556)	$(2,922)	$(5,508)	$(11,086)
Depreciation	2,379	2,249	9,271	8,822
Net Interest Expense	261	939	1,208	4,421
Income Tax Expense	78	—	116	—
EBITDA	2,162	266	5,087	2,157
Special Items(1)	—	1,059	1,475	1,059
Adjusted EBITDA	$2,162	$1,325	$6,562	$3,216
(1) Special Items include the following:
Transaction and share registration costs related to AETI, Chart, and Diverse transactions of $1.4 million in the twelve months ended December 31, 2019 and $1.1 million in the twelve months ended December 31, 2018, and
$0.1 million related to stock exchange listing in the twelve months ended December 31, 2019.

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Investor Contact:
Andrew Puhala
Chief Financial Officer
832-456-6500
ir@stabilisenergy.com